UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2010
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-15867 (Commission File Number)	77-0148231 (I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5	95134
San Jose, California
(Address of Principal Executive Offices)	(Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 27, 2010, Cadence Design Systems, Inc. (the “Company”) announced that Kevin S. Palatnik, Senior Vice President and Chief Financial Officer, has elected to leave the Company to pursue other interests. Mr. Palatnik will continue in his position as the Company’s Senior Vice President and Chief Financial Officer until on or about November 1, 2010. Thereafter, Mr. Palatnik will remain employed with the Company as advisor through February 2011, in order to assist the Company with respect to transitional matters relating to his function.
On September 24, 2010, the Company entered into an agreement with Mr. Palatnik (the “Transition Agreement”) providing for his resignation as Senior Vice President and Chief Financial Officer, effective as of November 1, 2010, or such other date as mutually agreed to by the Company and Mr. Palatnik (not later than November 15, 2010). Under the Transition Agreement and subject to certain terms and conditions set forth therein, the Company and Mr. Palatnik have agreed, among other items, that Mr. Palatnik will remain with the Company as a non-executive employee through February 28, 2011 to assist on transitional matters relating to his function. During this period, Mr. Palatnik will continue to be eligible to receive his base salary and participate in the Company’s compensation and benefit programs; provided that, subject to the Company’s approval, if Mr. Palatnik accepts full-time employment with another entity prior to February 28, 2011, Mr. Palatnik’s employment with the Company will transition from full-time to part-time and his salary and eligibility for (and level of) participation in the Company’s compensation and benefit programs will be proportionately reduced. Under the Transition Agreement, effective February 28, 2011, Mr. Palatnik’s full-time employment will terminate and Mr. Palatnik will become a part-time employee (to the extent it has not previously been reduced to part-time as described in the preceding sentence), at which time Mr. Palatnik will also become entitled to receive certain benefits under the Transition Agreement, which benefits are the same as the benefits Mr. Palatnik is entitled to as a result of a termination of his employment without cause as set forth in the Executive Transition and Release Agreement included as an exhibit to his Employment Agreement with the Company, dated July 29, 2008, as amended.
On September 24, 2010, the Board of Directors of the Company approved the appointment of Geoff Ribar to serve as Senior Vice President and Chief Financial Officer of the Company, effective November 1, 2010, or upon such other date specified by the Company (not later than November 15, 2010). Mr. Ribar will commence employment with the Company on or about October18, 2010.
The terms of Mr. Ribar’s employment are set forth in the Company’s offer letter to Mr. Ribar, dated September 24, 2010. Mr. Ribar will be employed by the Company on an “at will” basis. He will receive an annualized base salary of $350,000, and will be eligible to earn an incentive bonus targeted at 75% of his annualized base salary in accordance with the Company’s Executive Key Contributor Bonus Plan. Mr. Ribar will also be entitled to participate in the benefit programs available to executives of the Company, including the Company’s 401(k) plan, non-qualified deferred compensation plan, health insurance and life and disability insurance.
On September 24, 2010, the Compensation Committee of the Company’s Board of Directors approved the following new-hire stock option and incentive stock award grants to Mr. Ribar, effective as of November 15, 2010 (the “Grant Date”):
•	An option to purchase 200,000 shares of the Company’s common stock, of which 25% will vest on the first anniversary of the Grant Date, and the remaining 75% will vest in thirty-six equal monthly installments over a three-year period thereafter, contingent upon his continued

employment through each vesting date, such that the option will be fully vested at the end of four years following the Grant Date. The term of the option is seven years from the Grant Date.
•	An incentive stock award of 40,000 shares of the Company’s common stock, of which 25% of the shares will vest on each of the first four anniversaries of the Grant Date, contingent upon his continued employment through each vesting date.
Mr. Ribar, age 52, currently serves as the Chief Financial Officer of Telegent Systems, Inc. Prior to Telegent, Mr. Ribar held the Chief Financial Officer position at a number of semiconductor companies, including SiRF Technology, Inc., Matrix Semiconductor, Inc. and nVidia Corporation, and was also Vice President and Corporate Controller at Advanced Micro Devices, Inc.
There are no family relationships between Mr. Ribar and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.01	Press Release issued by Cadence Design Systems, Inc. on September 27, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 27, 2010

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ James J. Cowie
James J. Cowie
Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.01	Press Release issued by Cadence Design Systems, Inc. on September 27, 2010.